Exhibit G

[Procuraduría de la Administración Letterhead]

Panamá, 23 de noviembre de 2004.

The Hon. Ricaurte Vásquez Morales

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procuradora General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-120098 on Schedule B (the “Registration Statement”), including the Prospectus dated November 5, 2004 and the Prospectus Supplement dated November 16, 2004 constituting a part thereof, the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”) dated November 16, 2004 among Panama, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the “Underwriters”), pursuant to which Panama proposes to offer and sell U.S.$600,000,000 principal amount of its 7.250% Global Bonds due 2015 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 37 dated October 20, 2004 and Executive Decree No. 124 dated November 16, 2004.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2003, as amended and to the use of my name under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alma Montenegro de Fletcher
Alma Montenegro de Fletcher
Procuradora de la Administración
Republic of Panama